CHEMBIO PARTICIPATING IN NATIONAL SUMMIT ON HIV & VIRAL HEPATITIS

Conference to Focus on Prevention, Testing and Care Strategies

Company Supports Recent CDC & USPSTF Routine Testing Recommendations

MEDFORD, N.Y (November 27, 2012) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today announced its participation in the National Summit on HIV and Viral Hepatitis (the Summit) taking place November 26-28, 2012 in Washington D.C.

Summit participants will discuss the national HIV/AIDS strategy and the action plan for the prevention, care and treatment of viral hepatitis. Chembio also announced its support for the draft recommendations issued last week by the U.S. Preventive Services Task Force (USPSTF), calling for routine HIV testing for all people ages 15 to 65, as well as the recently issued final recommendations by the United States Centers for Disease Control (CDC), calling for all individuals born between 1945 and 1965, estimated to be approximately 70 million people, to get a one-time test for the hepatitis C virus (HCV).  The USPSTF  just issued its  draft recommendations for HCV testing for public comment on Monday.  The USPSTF recommends screening for hepatitis C virus infection in adults at high risk, including those with any history of intravenous drug use and blood transfusions before 1992.  The USPSTF draft also recommends that clinicians consider offering hepatitis C infection screening in adults born between 1945 and 1965.

"We fully support the new USPSTF HIV testing and the recent CDC HCV testing recommendations, and looks forward to USPSTF draft HCV recommendations being finalized after the public comment period.  These recommendations should help to lower overall health care costs by the early identification of those infected, which helps decrease the spread of these infectious diseases and promotes early access to care, which reduces the need for more costly late-stage treatments," said Lawrence Siebert, President and Chief Executive Officer of Chembio Diagnostics, Inc. “As a result of the recommendations, it is expected that more individuals will get tested and learn their HIV and HCV status.   We believe our current and in-the-pipeline rapid, point-of-care diagnostic testing products for the detection of HIV and HCV, as well as our tests for other infections that can be related to these, such as Syphilis, will serve important roles in achieving the goals of the recommendations."

The Summit will also highlight the significant changes now taking place under the Affordable Care Act to expand HIV and HCV care to uninsured Americans and provide a status update on the National HIV/AIDS Strategy and new Viral Hepatitis Action Plan, released in 2011. As such, this Summit is an important meeting that will address the emerging issues in the prevention, treatment and linkage to care of people with HIV/AIDS and HCV.

About the U.S. Preventive Services Task Force HIV Testing Recommendation
The USPSTF is an independent group of national experts in prevention and evidence-based medicine that works to improve the health of all Americans by making evidence-based recommendations about clinical preventive services such as screenings, counseling services, and preventive medications. USPSTF recommendations have formed the basis of the clinical standards for many professional societies, health organizations, and medical quality review groups.

The new recommendations, which are available for a 30-day public comment period, are now consistent with the routine testing recommendations that the CDC published in 2006.  A number of published studies and reports indicate that rapid HIV testing has a significant beneficial impact in clinical care settings, including data that shows that a significantly higher number of people receive their HIV test results with rapid testing than with laboratory-based testing

About the CDC Hepatitis C Testing Recommendation
The final recommendations were published in a CDC Morbidity and Mortality Weekly Report in August. The CDC reported that there are high rates of HCV in people born during 1945-1965, and that they are 5 times more likely than other adults to be infected.  The numbers of people who will develop serious health problems and die from HCV are expected to rise rapidly in the coming years. Early diagnosis and treatment can help prevent liver damage, cirrhosis, and even liver cancer. It is estimated that one-time testing of everyone born during 1945 through 1965 will prevent more than 120,000 deaths.  One-time testing of everyone born during 1945 through 1965 would find an estimated 800,000 undiagnosed HCV cases.  Advances in treatment also can increase the effectiveness and shorten treatment time for many people.

About the 2012 National Summit on HIV and Viral Hepatitis
The Summit is sponsored by the Forum for Collaborative HIV Research in partnership with amfAR, the Hepatitis B Project, the Hepatitis Education Project, the HIV Medicine Association, Kaiser Permanente, the National Association of Community Health Centers, the NIH Division of Acquired Immunodeficiency Syndrome, the National Viral Hepatitis Roundtable, and the Office of HIV/AIDS and Infectious Disease Policy (HHS).   The mission of the Summit is to support improvement in HIV and viral hepatitis testing, prevention, and linkage to care in the United States. Information concerning the Summit may be found at http://www.hivforum.org.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. Further information may be found at Chembio’s web site www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR

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